Solutions Group, Inc.

Florida Licensed General Contractors #CG-1513679
Pollutant Storage Systems Contractor #PCC1256850
8120 Belvedere Rd. Suite 4
West Palm Beach, Florida 33411
(561) 333-3600 Fax (561) 202-6216
www.surgesolutionsgroup.com

WORK AUTHORIZATION/CONTRACT

The undersigned property owner(s), Alfonso Vargas, (hereinafter referred to as "Owner") hereby authorize and direct SURGE SOLUTIONS GROUP, INC. (hereinafter referred to as "Contractor") to proceed to furnish labor, equipment and materials to upgrade petroleum storage tanks so as to comply with all local, State and Federal requirements and/or to perform other work at the property having a street address of 1055 NW 27th Ave in the city of Miami, Florida, and to perform the work set forth in the attached estimate. The estimate is attached hereto and incorporated herein by reference and is initialed by the parties hereto. The amount to be paid is $301,881.00 Owner shall be fully responsible for all monies due to Contractor for work performed. If the Owner is a corporation or an entity other than an individual then you are signing this contract in both a corporate capacity and in an individual capacity and are hereby individually guaranteeing the financial obligations set forth herein. Owner or any other persons executing this document understands and agrees that they are personally and individually obligating themselves to pay the monies due hereunder.

REPRESENTATIONS

- Owner has read and understood all four pages of this agreement and represents that he/she/it is the person properly authorized, whether by virtue of ownership or tenancy interest, or otherwise, to enter into this contract and agrees to be bound, individually, by its terms and conditions. Owner acknowledges that Owner has read, understands and agrees to be bound by the contractual provisions contained herein and as may be contained in any documents referenced herein and/or attached hereto and that same constitute a part of this contract and are incorporated herein by reference.

- As per Florida Statutes, all work is warranted for one year on labor and supports all manufacture materials warranties for their duration from date of completion of installed items. Contractor warranties any piping work and/or materials and/or work and materials relating to piping only on those sites that the contractor is upgrading piping. Any warranty otherwise extended and/or provided by Contractor becomes void in the event of damage occurring to completed work and which includes damage caused as a result of Acts of God, natural disasters or any other cause. It is specifically understood that products and parts not manufactured and work not performed directly by Contractor are warranted only to the extent and in the manner that the same are warranted to Contractor by the Contractors' vendors and then only to the extent Contractor is able to enforce such warranty. However, the parties specifically understand and agree that Tank Tech directly warranties their workmanship and materials relating to the relining within the petroleum tanks and which are warranted by the entity performing that work. A warranty will be provided directly to the owner exclusive of the contractor for the secondary containment systems within the tanks.

DATED THIS 10 DAY OF 02, 20 08

READ AND AGREED TO BY: [signature]

SURGE SOLUTIONS GROUP, INC. BY: [signature]

If any claim covered by the foregoing indemnities is asserted, Surge shall notify the client and give the client an opportunity to defend the claim with counsel of its choice at the clients cost and expense and Surge shall extend reasonable cooperation in connection with such defense. If client fails to defend the claim, within a timely manner as determined by Surge, Surge shall be entitled to assume defense thereof and client shall be liable to Surge jointly and severally for its expenses reasonably incurred, including attorney and settlement fees. The indemnification provisions contained herein shall survive the termination, and obligations related thereto shall continue notwithstanding the termination of this agreement. If client claim is determined valid and Surge is found responsible, all legal fees and expenses will be assumed by Surge.

OWNER agrees that unpaid monies due Contractor are due immediately upon completion of the work and/or as may be otherwise set forth on the Estimate. Interest shall accrue on all monies due and unpaid at the rate of 1.5% per month (i.e. 18% per annum). This interest rate shall be applied post-judgment, as well. An initial deposit of $3,000 is due within three (3) days of signing this contract. It is understood that no permitting or processing will begin on the project until this deposit is received. (30%) of the contract amount shall be paid upon the receipt of the environmental permits; (30%) shall be paid upon the scheduling of the start date OR within 15 days of receipt of the necessary permits, whichever is sooner; (30%) shall be paid upon the completion of the installation of the secondary containment system; and the remaining balance plus permit fees shall be paid within five (5) days of job completion. Job completion is defined as receipt of final inspection or at the time the owner resumes pumping gas, whichever is earlier. Should it be determined after initial excavation that the existing conditions do not permit a secondary containment system to be installed, then Five Thousand Dollars ($5,000) per tank of the monies paid by the Owner shall be deemed earned by Contractor as an excavation/turn down fee and work hereunder shall cease. Five Thousand Dollars ($5,000) of the total excavation/turn down fee may be used as a credit by Owner toward replacement of the existing tank provided that the credit is used within twelve (12) months of the date of the complete execution of this contract. Owner shall not be obligated to pay for work that will not be performed because of the conditions that preclude the installation of the secondary containment system.

Contractor has the right to complete any job that was started pursuant to this authorization and/or to effectuate any requested repairs, modifications or changes that Owner may assert as being necessary at the completion of the work. In other words, should Owner assert that any of the completed work is inadequate or deficient for any reason, then and in that event, the Owner shall notify Contractor, in writing, of such assertion and the details of same and shall allow Contractor an opportunity to address the situation prior to allowing any other person to perform work there on. Should Owner not permit Contractor the first opportunity to address and cure any alleged deficiencies or inadequacies then the warranty hereunder shall be null and void and Contractor shall be released from any and all liability regarding the asserted inadequate or deficient work.

COMPANY WORKMANSHIP AND LIABILITY: In no event shall Contractor, its agents or assigns, have any responsibility in the event of a cave-in of excavation or any resulting damage there from including damage to adjacent buildings and/or structures either on the premises or off premise, and/or any accidental flotation. Surge would be responsible for the damage listed above if it were deemed to be negligence or poor workmanship.

CHANGE ORDERS: From time to time, Owner may request changes in the scope or nature of the work to be performed and in which case the Contractor shall present Owner with a written Change Order and which shall state the changes in the work, and the change in the Total Price for work to be performed. If acceptable, the Owner shall sign the Change Order, which shall then become an amendment to this contract. In the event that rock, water or unstable backfill are encountered, additional materials and/or labor may be required and performed at standard time and material rates as charged by Contractor. Should the scope of the work necessary to complete the project be greater than that evidenced on the estimate due to conditions erroneously reflected on the survey provided by Owner or not shown on the survey, including but not limited to any additional tanks or piping, then and in that event, the Owner shall pay an agreed upon fee for time and materials for such additional work and if the parties cannot agree on same then Contractor shall have no obligation to perform same. All additional work shall be evidenced by change orders and signed by Owner.

HARD DIG: For any tank farm excavation where compacted soil is present (not pea rock) an additional charge for the hard dig will be applied to the original invoice as a "change order".

APPLICABLE LAW, VENUE AND JURY TRIAL WAIVER: This contract shall be governed by and construed in accordance with the laws of the State of Florida. If litigation is instituted, the sole and exclusive venue for same shall be Palm Beach County, Florida and nowhere else. Venue shall be proper in Palm Beach County. The parties waive trial by jury.

SEVERABILITY: Each provision of this contract is intended to be severable from every other provision and the invalidity or illegality of any portion hereof shall not affect the validity or legality of the remainder hereof.

ENTIRE AGREEMENT: This agreement and any other coutemporaneously signed written agreements set forth the entire agreement of the parties with respect to the subject matter hereof and there arc no representations, covenants, or other agreements except as stated or referred to herein or as may be set forth in a contemporaneously signed written agreements.

MODIFICATION: Neither this agreement nor any provisions hereof shall be waived, modified, discharged or terminated except in writing signed by Contractor's authorized agent.

Initials ____ ____

ASBESTOS: It is Owner's responsibility to advise Contractor if the premises contain asbestos of any sort and such advice must be in writing.

TIME IS OF THE ESSENCE: Time is agreed to be of the essence of this Agreement.

START DATE/DELAY: The Work shall be commenced approximately within 90 days following execution of this agreement. If start date extends past 90 days, contract price is subject to change. For every month the project start is delayed beyond 90 days, the contract price will increase by an amount not less than the increase in the Construction Cost Index published by McGraw Hill for the nearest major metropolitan area. SURGE does not guarantee that this agreement will be commenced or completed on time, though it will endeavor to do so. Each party will be excused from performance under this agreement and will have no liability to the other for any period it is prevented from performing any of its obligations (other than payment obligations), in whole or in part, as a result of delays caused by the other party or by an act of God, war, civil disturbance, fire, floods, hurricane, manufacturers' production schedules, delays in transportations, acts of government agencies, accidents, court order, labor dispute, third party performance or nonperformance, or other cause beyond its reasonable control, including failures or fluctuations in electrical power, heat, light, or telecommunications, and such nonperformance shall not be a default hereunder, or grounds for termination of this agreement. Barring any of the events listed below, Surge will substantially complete the said project within 30 calendar days after commencement.

CONTRACT PRICE: Subject to the terms of this agreement and the Contract Documents, Client shall pay to SURGE for full performance of the Work the Contract Price of $ 301,881.00 except that if all or a portion of the Work is to be performed on a unit price basis, then the stated Contract Price shall be deemed an estimated total price for the Work and the actual Contract Price shall be computed in accordance with the lump sum prices, if any, and the unit prices set forth in Attachment "A", Work To Be Performed, based on actual quantities of work performed. The Contract Price is subject to increase pursuant to the terms of this agreement. Due to the ever increasing cost of labor and materials, any delay of progress due to changes in installation schedule, coordination of trades or other factors not under SURGE's direct control may, at SURGE's discretion, constitute an increase to the Contract Price.

TAXES, PERMIT AND IMPACT FEES: Permit and impact fees, and state, federal, or local taxes are not included in the Contract Price unless so stated, and SURGE may charge for same by a subsequent or supplemental invoice. Unless otherwise specified herein, Client shall be responsible for and shall pay all permit and impact fees, and all sales, use, excise, governmental surcharge and other taxes (including penalties and interest thereon) levied in connection with the Work. A permit processing fee is included in the scope of work. This permit processing fee assumes there are no outstanding or pre-existing issues. Any additional permitting time incurred at no fault of Surge will result in additional processing fees at a rate of $75 per hour.

LIEN RIGHTS: SURGE may, at its option, repossess any such equipment/materials upon Client's default in payment, and charge Client with any deficiency. To protect all parties, a mechanics lien will be automatically filed where payment is not received according to the terms of this agreement.

WARRANTY: SURGE does extend to Client a limited warranty for SURGE's work performed under this agreement that such work will be rendered in accordance with Florida Statutes, all work is warranted for one year on labor and supports all manufacture materials warranties for their duration from date of completion of installed materials. Contractor warranties any piping work and/or materials and/or work and materials relating to piping only on those sites that the contractor is upgrading piping. Any warranty otherwise extended and/or provided by Contractor becomes void in the event of damage occurring to completed work and which includes damage caused as a result of Acts of God, natural disasters or any other cause. However, the parties specifically understand and agree that Tank Tech directly warranties their workmanship and materials relating to the relining within the petroleum tanks and which are warranted by the entity performing that work. A warranty will be provided directly to the owner exclusive of the contractor for the secondary containment systems within the tanks. However, if during this period, there is a malfunction due to SURGE's improper or substandard performance, SURGE's liability is limited to the cost of repair or replacement of such equipment, removal of old equipment clean up of site, (provided that SURGE is given the option of performing such repair or replacement work). This limited warranty is null and void in the event that the client or a third party performs subsequent work on the equipment installed or repaired by SURGE. In the event that SURGE shall be liable to client for damages arising under, or in connection with this agreement, whether arising by negligence, intended conduct (but not intentional misconduct) or otherwise, client may recover from SURGE its direct damages up to an amount not to exceed the aggregate amount of purchase price paid by client for the particular goods or services to which a claim of liability is asserted. No employee or representative of contractor is authorized to change this warranty in any way.

INDEMNITY AND HOLD HARMLESS-EQUIPMENT: SURGE shall have **no liability** under this warranty if equipment malfunction or other problems result, directly or indirectly, from accident (not caused by SURGE), subsequent work on equipment by Client or third party, improper operation of equipment, inadequate maintenance, and/or failure to protect properly the equipment from environmental hazards.

Initials AK DA

DIGGING AND EXCAVATION: THIS CONTRACT CONTAINS AN EXCAVATION CLAUSE WHICH MAY RESULT IN AN INCREASE TO THE CONTRACT PRICE UNDER CERTAIN CONDITIONS. PLEASE READ CAREFULLY. Digging and excavating quotations are based on normal, clean, dry soil conditions; and the Contract Price does not include dewatering, removal and disposal of debris, removal and disposal of rock, removal and disposal of contaminated soil, treatment and disposal of contaminated water, shoring, sheet piling, environmental permitting for dewatering and soil removal, testing, lab analysis, and any other costs associated therewith. Should any digging or excavating be included in this agreement, and any of the above excepted conditions occur, or if heavy rock, shale, water, frost or unusual digging be encountered, the Contract Price shall be increased at SURGE's normal labor hourly rate, except that any outside contract work required shall be charged at SURGE's cost plus its customary administrative charge. In the event of cave-ins, and the necessity to shore or slope hole, all associated cost with the removal of the excess soil and replacement with either sand or peagravel, will be considered an extra and all such cost shall be borne by Client, as long as Surge was not negligent in its workmanship. Finished grades are to be established and verified by Client. Client will be responsible for filling all underground storage tanks with liquid for ballast after tank is installed and backfilled to top of tank. All costs in filling of underground storage tanks with either water or product for ballast, shall be borne by Client. SURGE shall notify Client when product and/or ballast will be needed. SURGE shall not be responsible for the contamination or loss of product used for ballast. In the event any tanks should float, SURGE shall be held blameless, and shall not be responsible for the contamination or loss of the product used for ballast. All expense for equipment, labor, materials, and subcontractors to reinstall tanks, or to clean up contamination or pollution shall be borne by Client. Removal of ballasts from tanks shall be at the expense of Client unless otherwise specified herein. Client shall be responsible for keeping accurate daily inventory records of all products used for ballast and must notify SURGE immediately if shortage occurs. Should the job be abandoned entirely as a result of such conditions, SURGE's cost for work performed to date shall be paid by Client. SURGE will notify Client of such conditions before proceeding with removal.

DE-WATERING: Unless noted elsewhere in the proposal, dewatering of excavated areas for retrofit, removal and/or installation of underground tanks, piping, and associated equipment or foundations shall be an additional cost to the project; and said cost shall be determined based on existing site and groundwater conditions at the time of excavation. Water samples shall be done in accordance with State and Federal regulations at the owner's expense.

CONTAMINATION: Unless specifically included in the Work, this agreement does not include any soil removal or remediation work. In the event contamination is found, SURGE will contact Client to discuss the extent of the condition and to decide upon a desirable course of action. Any expenses incurred as a result of contamination will be at Client's expense. SURGE shall not be responsible or liable for pre-existing pollution or contamination nor shall SURGE be liable for any pollution or contamination occurring through no fault of SURGE. The clean-up, removal, and disposal of such pollution/contamination shall be considered an extra, and all associated cost, delays, fines, penalties, etc., shall be borne by Client. Surge agrees to wait (if necessary) for application of the state remediation funds for disposing of contaminated soil is such funds are available.

INSURANCE: Surge agrees to maintain statutory Worker's Compensation and Employer's Liability, Commercial General Liability, Comprehensive Automobile Liability, and Professional Liability insurance coverage during the period of performance of services hereunder in the following minimum amounts:

Limits of Liability

A.	Worker's Compensation Employer's Liability	$1,000,000
B.	Commercial General Liability (Including Contractual Liability): Bodily Injury Property Damage	$1,000,000 combined Single limits for each occurrence or aggregate
C.	Comprehensive Automobile Liability (Owned, Hired, and Non-owned vehicles): Bodily Injury Property Damage	$1,000,000 combined Single limits for each occurrence or aggregate
D.	Professional Liability	$1,000,000 combined Single limits for each Claim or aggregate

Insurance certificates will be provided annually by Surge while jobs are still in progress to evidence such coverage's. Surge can also provide proof that Surge is licensed in the State of Florida upon customer request.

Owner is responsible for providing a survey.

Initials ________ ________

Florida Department of Environmental Protection
Bureau of Petroleum Storage Systems
Storage Tank/Contaminated Facility
Name & Address Search

Facility ID#: 8506235
Name: Amoco-Dolphin
1055 Nw 27th Ave
Miami, FL 33125- 3018
Contact: Phillip Shechter
Phone: 305-476-2814

District: SED
County: 13 - Miami-Dade
Type: A-Retail Station
Status: Open
Latitude: 25:46:57.9458
Longitude: 80:14:20.8286
LL Method: DPHO-Digital Map Interpolation

Account Owner: Shechter, Phillip

Tank #	Size	Content	Installed	Placement	Status	Construction	Piping	Monitoring
1	10000	Vehicular Diesel	09/01/1982	UNDER	Out of Service	A E M	C K J	4 M 8 H
2	10000	Unleaded Gas	09/01/1982	UNDER	Out of Service	A E M	C K J	4 M 8 H
3	10000	Unleaded Gas	09/01/1982	UNDER	Out of Service	A E M	C K J	4 M 8 H
4	10000	Unleaded Gas	09/01/1982	UNDER	Out of Service	A E M	C K J	4 M 8 H
5	800	Waste Oil		UNDER	Out of Service	E M	C	8

*****Note:**

Construction, Piping, and Monitoring Info not shown for CLOSED tanks (Status A: Closed in Place, B: Removed from the site).

October 22, 2008
UST & Piping Upgrade Proposal

SURGE Solutions Group, Inc.
CG-C000193 & PCC1256850

Client:	**Alfonso Vargas**
Business Name:	**Amoco-Dolphin**
Business Address:	**1055 NW 27th Ave, Miami FL 33125-3018**
Business Phone #:	**(305)331-6137**
Estimator:	**Derek Hickam**
Facility ID #:	**8506235**
Company:	**ACG**

Tank Size in gallons:	500 - 2,500	3,000 - 5,500	6,000 - 8,000	8,500 - 10,000	10,500-15,000	15,500-20,000	15,500-20,000
# of Tanks/Compartments:	0	0	0	4	0	0	0

This quote represents the price for the upgrading of single-wall underground storage tanks and single wall piping if required. This proposal includes all necessary trades, materials and labor. Upon completion, the site will be returned to a pre-construction condition. At customer's request, canopy may be quoted prior to financing (due to the volatility of steel pricing). Manifold, if required, shall be a change order to this contract. Monitor system will be submitted by customer prior to engineering. Four (4) dispensers shal be provided by customer for Surge install. Please note - this quote valid for 30 days, pricing subject to increase.

Owner Initials: A.V.

Pricing:

Permit processing fees:	$	900.00
Engineered drawings:	$	1,650.00
Excavation of tanks to allow UST upgrades:	$	32,240.00
Manway installation required for UST upgrades:	$	3,120.00
Double-walled spill bucket installation required for UST upgrades:	$	5,200.00
Upgrades performed by Tank Tech for specified tanks on site:	$	142,199.04
Piping excavation per plan:	$	13,854.63
Single wall piping upgraded to double wall piping for code:	$	54,140.55
Veeder Root TLS-350 monitor, complete, per plan:	$	-
Vent line repair required for UST upgrades:	$	2,080.00
Tank test/line test:	$	1,800.00
Canopy, per plan:	$	38,455.60
Electrical work required for disconnect and re-connect all electrical systems:	$	9,500.00
Project Subtotal:	$	305,139.82
Project Discount 2% on General Contracting:	$	3,258.82
Total Project Quote:	**$**	**301,881.00**

Project Draw Schedule for : Amoco-Dolphin

Owner Initials: #	Due Surge:		Payment Due Upon:	Date Paid:
A.V. deposit	$	3,000.00	Deposit, Due Within 3 Days of Signing Contract	10-22-08
draw #1	$	90,564.30	Due Upon Receipt of Environmental Permit	
draw #2	$	90,564.30	Due Upon Scheduling OR within 15 Days of permit received, whichever comes 1st	
draw #3	$	90,564.30	Due Upon Completion of Secondary Containment	
draw #4	$	27,188.10	Due Upon Final Inspection OR at Start of Pumping Fuel, whichever comes 1st	
Totals:	$	**301,881.00**		

Permit fees (all permit fees are owners responsibility) will be submitted and collected with the final draw.

Owner: [signature] Date: 10-22-08

Surge Solutions Group: [signature] Date: 10-22-08

Option A:

☐ I am interested in receiving financing information from Surge Solutions Group. I am prepared to sign my contract, submit my deposit and lock my pricing for 90 days to allow for financing.

Option B:

☐ I have verifiable funds in place for this project and am prepared to contract and submit deposit for this project without additional financing information from Surge Solutions Group.

*NOTES: Start up of dispensers is the owners responsibility. Customer is responsible for having sludge barrels removed from site BEFORE final inspection. If not removed before final inspection, Surge will arrange to have the barrels removed for the price of $475.00 per barrel. Pricing is SET for 30 days. Projects scheduled beyond 90 days are referenced to the McGraw Hill Construction Cost Index; the price will be increased by the % increase as shown in the McGraw Hill Contruction Cost index for the nearest Major metropolitan area. This index is published monthly. The normal increase is minimal, protecting owners from an unusualy large increase. Weblink **http://enr.construction.com/features/conoco/recentindexes.asp**

CFN 2009R0070750
OR Bk 26736 Pg 1076; (1pg)
RECORDED 01/30/2009 12:30:37
HARVEY RUVIN, CLERK OF COURT
MIAMI-DADE COUNTY, FLORIDA
LAST PAGE

NOTICE OF COMMENCEMENT

A RECORDED COPY MUST BE POSTED ON THE JOB SITE AT TIME OF FIRST INSPECTION

PERMIT NO.________________ TAX FOLIO NO. 0131340350080

STATE OF FLORIDA:
COUNTY OF MIAMI-DADE:

THE UNDERSIGNED hereby gives notice that improvements will be made to certain real property, and in accordance with Chapter 713, Florida Statutes, the following information is provided in this Notice of Commencement.

1. Legal description of property and street/address: 1055 NW 27TH AVE, MIAMI, FL 33125 THE HUB PB 9-124, LOTS 26-32 LESS ST BLK 1 LOT SIZE IRREGULAR OR 17168-4976 0496 6
2. Description of improvement: RELINE UNDERGROUND POLLUTANT STORAGE TANKS
3. Owner(s) name and address: 1055 NW 27TH AVE, MIAMI, FL 33125 ESOIL 1-27-45-000-4 CORP

Interest in property: ________________

Name and address of fee simple titleholder: ________________

4. Contractor's name and address: SURGE SOLUTIONS GROUP INC - 8120 BELVEDERE RD #4 WEST PALM BEACH, FL 33411
5. Surety: (Payment bond required by owner from contractor, if any)

Name and address: N/A

Amount of bond $________________

6. Lender's name and address: N/A
7. Persons within the state of Florida designated by Owner upon whom notices or other documents may be served as provided by Section 713.13(1)(a)7., Florida Statutes,

Name and address: N/A

8. In addition to himself, Owners designates the following person(s) to receive a copy of the Lienor's Notice as provided in Section 713.13(1)(b), Florida Statutes.

Name and address: ________________

9. Expiration date of this Notice of Commencement: (the expiration date is 1 year from the date of recording unless a different date is specified) ________________

[signature] Pre
Signature of Owner

Print Owner's Name ALFONSO VARGAS - ESOIL

Sworn to and subscribed before me this 29th day of JAN, 2009.

Notary Public [signature]

Print Notary's Name MELISSA D. DELEGATO

My commission expires: 6-18-2010

Prepared by SURGE SOLUTIONS GROUP INC

Address: 8120 BELVEDERE RD #4 WEST PALM BEACH, FL 33411

STATE OF FLORIDA, COUNTY OF DADE
I HEREBY CERTIFY that this is a true copy of the original filed in this office on 30 day of Jan AD 20 09
WITNESS my hand and Official Seal.
HARVEY RUVIN, CLERK of Circuit and County Courts
By [signature] D.C.

CIRCUIT AND COUNTY COURTS MIAMI-DADE COUNTY, FLORIDA

MELISSA D DELEGATO
Comm# DD0554941
Expires 6/18/2010